EXHIBIT 10.90
                      MASTER TOWER SPACE LICENSE AGREEMENT

         This Master Tower Space License Agreement dated May 25, 2000 (this "Agreement") is entered into by and between AMERICAN TOWER, L.P., a Delaware limited partnership, whose business address is 116 Huntington Avenue, Boston, Massachusetts 02116 (hereinafter referred to as the "Licensor"), and U.S. WIRELESS CORPORATION, a Delaware corporation, whose business address is 2303 Camino Ramon, San Ramon, California 94583 (hereinafter referred to as the "Licensee").


                                   BACKGROUND

WHEREAS, Licensor maintains and operates an extensive network of wireless communications facilities, throughout the United States; and

WHEREAS, Licensee desires to obtain a license for the non-exclusive use of certain of these facilities to operate its wireless communications equipment; and

WHEREAS, this Agreement sets forth the terms and conditions by which Licensee or its Affiliates may license space within these facilities and the terms and conditions by which Licensor or its Affiliates may license such tower space to the Licensee or its Affiliates.

                                   AGREEMENTS

         In consideration of the mutual covenants benefiting the parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, the parties hereto agree as follows:

     1. Definitions. Capitalized terms defined in the body of this Agreement or in the Schedule hereto are indexed by location on Appendix I hereto. Capitalized terms used in this Agreement but not defined herein are defined in Appendix I.

     2. Parties. Unless otherwise mutually agreed, the parties hereto agree that the terms and conditions herein shall be binding upon and exclusive to each party hereto and their respective Affiliates with respect to any license or lease of space by Licensee or any of its Affiliates on a specified portion of any communications tower, rooftop, and/or any other structure capable of holding antennas and other radio equipment (the "Tower(s)") and any land area, communications buildings or shelters, easements, roadways and all improvements thereto now or hereinafter owned or operated by Licensor or any of its Affiliates (all such Towers, ground space and buildings, shelters, other structures, including other Towers located thereon and facilities under lease the "Tower Facility (-ies)"). This Agreement shall not be applicable to any Tower Facility which is (a) managed or marketed by Licensor, as agent or representative, on behalf of a third party, or (b) located outside of the United States of America. The parties acknowledge that each Schedule shall be signed by the Licensor and Licensee or one of their respective Affiliates. In the event that any Schedule is executed by Licensor or its Affiliates under any trade name utilized by the Licensor or its Affiliates and such signatory does not hold a real property or leasehold interest in the affected Tower Facility, the execution of such Schedule shall be deemed to have been properly executed by the Licensor or Licensor's Affiliate which properly holds such interest in the affected Tower Facility (including, without limitation, a leasehold interest between Affiliates of the Licensor).


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3.       License of Tower Space.
         ----------------------

         3.1 Application for Co-location/Requests to License Space. From time to time during the Term, Licensee may submit completed applications to Licensor (in the form of Licensor's then-current application form, the "Application"), together with an application fee of five hundred dollars ($500.00) for each site application, to request the licensing of Tower Facilities on any one of Licensor's Towers. Notwithstanding the foregoing, in the event that Licensor performs Services on behalf of Licensee for a potential Tower Facility hereunder pursuant to the Services Agreement, Licensor shall waive the application fee with respect to the application associated with such potential Tower facility. Licensee may submit applications for multiple spaces at one time. Upon the execution of this Agreement, Licensor shall provide to Licensee a qualified Tower List which enumerates all Towers owned or operated by Licensor as of the date first written above , which list is annexed hereto and incorporated herein as Appendix III. Licensor shall update this list periodically as reasonably requested by Licensee but in no event to exceed more than one time per calendar month.

                  (a) After Licensee has submitted an Application to Licensor, Licensor will notify Licensee within twenty (20) business days of the availability of the Tower; provided, however, that such twenty (20) business day period shall be extended to the extent reasonably necessary (not to exceed 30 days) in the event that Licensor's right to license the potential Tower Facility to Licensee is subject (i) to a third party right of first refusal in which case Licensor is required to submit notice to such third party within 15 days after Licensor's receipt of the application and, if applicable, the application fee, or (ii) subject to Section 4.3, to an Underlying Lessor's consent or approval in which case Licensor is required to submit the request to such Underlying Lessor within 15 days after Licensor's receipt of the application and, if applicable, the application fee; and, thereafter, Licensor shall diligently pursue such consent or resolution of the right of first refusal. If available, Licensor shall submit a Tower Space License (the "License" or "Schedule"), a form of which is annexed hereto and incorporated herein as Appendix IV, providing Licensee with the pricing, proposed location of the Equipment within the Facilities and if there are any improvements or structural modifications required on the Tower to accommodate the Equipment, or any other conditions associated with such proposed License. Licensee shall notify Licensor in writing no more that twenty (20) Business Days after receipt of the License if it accepts Licensor's offer by returning to Licensor three (3) executed and otherwise unaltered counterparts of the Schedule offered to Licensee. The date of the Parties execution of the Tower Space License shall be the "License Commencement Date". The offer of license expressed in any individual Schedule offered to Licensee shall automatically expire and become void if not accepted and executed by Licensee and such acceptance received by Licensor within the above twenty (20) Business Days. The licensing of space requested by Licensee on such Schedule shall be deemed licensed by Licensee in accordance with the license terms of such Schedule upon execution by both parties and the receipt by Licensor of a company check (that can be immediately deposited by Licensor) or wire transfer in an amount equal to the initial License Fee for such Licensed Space on or before the twentieth (20th) Business Day following the License

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Commencement Date, except where no initial License Fee is required in accordance with Section 3.3(d). Tower Facilities licensed in accordance with the foregoing procedures is referred to herein as Licensed Space. For the purposes of this
Section 3.1(a) and Section 3.3(b) only, the determination of "availability" at the Tower Facility shall be based on adequate tower and ground space capacity available at the Tower Facility after giving effect to any existing licenses, reservations, pending applications, third party (non-governmental) consents required, and third party rights of first refusals, if any. Licensor shall make all reasonable efforts to facilitate the license of a Tower Facility requested by Licensee pursuant to an Application and shall diligently attempt to resolve any of the above-referenced pre-conditions; provided, however, that in no event shall Licensor be obligated to incur any additional liability or obligation or expend any funds to the Underlying Lessor or the third party holding such right of first refusal in order to obtain any consent or resolution.

                  (b) The remaining terms and conditions of this Agreement shall apply to all Licensed Space. Additional terms that only apply to a particular license of space at a Tower shall be set forth on the executed Schedule. Except as otherwise provided herein, in the event of a conflict between the terms of this Agreement and the terms of an individual License, the terms of the License shall govern.

                  (c) Notwithstanding anything to the contrary, no space on any Tower shall be deemed Licensed Space unless and until Licensor and Licensee have complied with Section 3.1(a) above.

                  (d) From time to time, Licensor's right to license space to Licensee at a Tower Facility may be subject to a right of first refusal for the benefit of a third party. In such event, any affected License shall not be deemed effective unless and until such third party's rights have been refused with respect to such License or deemed waived by such third party. In the event that such third party exercises such right, the affected Application hereunder shall be deemed terminated effective upon Licensor's receipt of such party's notice of exercise.

         3.2 Changes to Schedules and Application. The Licensor anticipates needing, and hereby reserves the right, to revise the unexecuted form of Schedule and the Application from time to time except to the extent such change adversely alters Licensee's rights under this Agreement, in which case Licensee must consent in writing to such change. The Licensor will furnish Licensee with such new forms of Schedule or the Application if and when the same are revised, and upon receipt from Licensor, such revised Schedule or Application shall be incorporated into this Agreement and shall replace the blank form of Schedule or Application attached hereto with respect to space subsequently licensed.

         3.3      License Commitment.
                  ------------------

                  (a) During the Term of this Agreement, Licensee agrees to license at a minimum the number of Tower Facilities from Licensor in accordance with the below schedule, subject to the provisions of subsection (b) below.


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                         i. So long as Licensor  has 10,000 or more Towers on or
                    before  December 31, 2000,  Licensee agrees to enter into no
                    less  than  1,000   Licenses   within  three  years  of  the
                    commencement of this Agreement ("Minimum Tower Commitment") to be accomplished as follows: (1) one hundred fifty (150) Tower Facilities on or prior to the first anniversary of this Agreement ("First Year Site Commitment"), (2) Licensee shall license an additional three hundred (300) Tower Facilities on or prior to the second anniversary of this Agreement (the "Second Year Site Commitment") (collectively, the First Year Site Commitment and the Second Year Site
                    Commitment   are   referred   to  as  the   "Interim   Tower
                    Commitments"),  and (3) an additional five hundred and fifty
                    (550))  Tower  Facilities   (subject  to  an  adjustment  in
                    accordance  with the  milestones  described  in  subsections
                    (ii), (iii), and (iv) below) on or prior to the end of the Term of this Agreement in accordance with Section 4.1. (the "End of Term Site Commitment");

                         ii. So long as Licensor has 12,500 or more Towers on or
                    before December 31, 2001 and Licensee has its network operating in 30 markets or more, Licensee agrees that the Minimum Tower Commitment shall be increased by an additional 500 Towers, subject to an extension of the Term of this Agreement in accordance with Section 4.1.

                         iii. So long as  Licensor  has 15,000 or more Towers on
                    or before December 31, 2003 and Licensee has its network operating in 60 markets or more, Licensee agrees that the Minimum Tower Commitment shall be increased by an additional 500 Towers, subject to an extension of the Term of this Agreement in accordance with Section 4.1.

                         iv. So long as Licensor has 15,000 or more Towers on or
                    before May 31, 2003 and Licensee has its network operating in 100 markets or more, Licensee agrees that the Minimum Tower Commitment shall be increased by an additional 500 Towers, subject to an extension of the Term of this Agreement in accordance with Section 4.1.

         (b) Notwithstanding the provisions of Section 3.3(a) or Section 5.3(b), Licensor and Licensee agree that in the event of the occurrence of any of the following circumstances with respect to a particular Tower Facility, such Tower Facility shall be credited for the benefit of Licensee as a License hereunder (even if such License is never executed in the case of subsections (i) and (ii) below) against the Minimum Tower Commitment and the applicable Interim Tower Commitment (provided, however, that in no event shall the same Tower Facility be counted more than once):

                         i. For each Application for a Tower Facility  submitted
                    by Licensee hereunder that Licensor notifies Licensee that such Tower Facility is not available in accordance with
                    Section 3.1(a) and in the event that Licensor is unable to simultaneously identify an alternative potential Licensor Tower Facility within the applicable coverage area that can accommodate Licensee's Equipment;

                         ii. For each Application for a Tower Facility submitted
                    by Licensee hereunder that Licensee fails to execute a License after Licensor notifies Licensee that Licensee would be required to pay additional compensation for use of ground space pursuant to Section 6.1(x) and in the event that Licensor is unable to simultaneously identify an alternative potential Licensor Tower Facility within the applicable coverage area that can accommodate Licensee's Equipment;

                         iii.  For  each   Application   for  a  Tower  Facility
                    submitted by Licensee hereunder that Licensor fails to comply with the timing obligations set forth in Section 3.1(a); provided, however, that Licensee shall first notify Licensor by telephone or facsimile and Licensor shall have a five day period during which to cure such failure;

                         iv. For each  License by Licensee  of a Tower  Facility
                    hereunder that Licensor performs the installation of Licensee's Equipment in accordance with Section 8.4, in the event that Licensor fails to complete the installation of such Equipment within the thirty (30) day period set forth in Section 8.4(d) for such License; or

                         v. Notwithstanding  anything to the contrary in Section
                    5.3(b), in the event that a License is terminated hereunder during the Term of this Agreement by Licensee in accordance with Sections 5.1(b), 5.2(a), 5.2(d)(v), 8.3(b), 8.7(b),
                    10(a),   10(b),  or,  if  such  License  was  terminated  by
                    Licensor,  8.3(c),  or,  in  the  event  that a  License  is terminated due to the expiration or termination of the associated Ground Lease as a direct result of ATC's breach of the provisions therein (and not due to any act or omission by Licensee) or ATC's failure to renew any available renewal option (if any) thereunder.

         (c) License Surcharge/Penalty. Subject to Section 3.3(b), in the event that Licensee does not meet any Interim Tower Commitment or the Minimum Tower Commitments provided for in subsection (a) above, Licensee shall pay the following surcharges:

                         i. First Year Site Commitment Penalty. If, on the first
                    anniversary of this Agreement, Licensee has not licensed the number of sites included in the First Year Site Commitment, then Licensee shall pay to Licensor a penalty, commencing on the first anniversary of this Agreement and continuing until the earlier of (1) the fifth (5th) anniversary of this Agreement, payable on each of the four (4) subsequent anniversaries of this Agreement or (2) the date on which the First Year Site Commitment has been met (at which time there will be no further surcharges with respect to the First Year Site Commitment ), a surcharge equal to seven thousand two hundred dollars ($7,200.00) multiplied by the sum of the First Year Site Commitment minus the number of Tower Facilities licensed from Licensor hereunder since the date of this Agreement, payable within 30 days of the applicable anniversary date.

                         ii. Second Year Commitment  Penalty.  If, on the second
                    anniversary of this Agreement, Licensee has not licensed the number of the sites included in the Second Year Site Commitment, then Licensee shall pay to Licensor a penalty, commencing on the second anniversary of this Agreement and continuing until the earlier of (1) the sixth (6th) anniversary of this Agreement, payable on each of the four
                    (4) anniversaries of this Agreement subsequent to the second anniversary (2) the date on which the Second Year Site
                    Commitment has been met (at which time there will be no further surcharges with respect to the Second Year Site Commitment ), a surcharge equal to seven thousand two hundred dollars ($7,200.00) multiplied by the sum of the Second Year Site Commitment less the number of Tower Facilities licensed from Licensor hereunder since the date of this Agreement in excess of the First Year Site
                    Commitment, payable within 30 days after the applicable anniversary date.

                         iii. End of Term Site  Commitment  Penalty.  If, on the
                    date of the end of the Term of this Agreement, Licensee has not licensed from Licensor hereunder the number of sites included in the End of Term Site Commitment, then Licensee shall pay to Licensor a penalty on date of the end of the Term of this Agreement and continuing until the earlier of
                    (1) the fifth (5th) anniversary of the expiration of the Term of this Agreement, payable on each of the four (4) subsequent anniversaries of the expiration of the Term of this Agreement thereafter or (2) the date on which the End of Term Site Commitment has been met (at which time there will be no further surcharges with respect to the End of Term Site Commitment ), a surcharge equal to seven thousand two hundred dollars ($7,200.00) multiplied by the sum of the End of Term Site Commitment less the number of Tower Facilities licensed from Licensor hereunder in excess of the aggregate of the First Year Site Commitment and the Second Year Site Commitment, payable within 30 days after each applicable anniversary date of the expiration of this Agreement.

                         iv. Notwithstanding anything to the contrary, in the event that Licensee pays Licensor surcharges pursuant to Sections 3.3(c)(i) or 3.3(c)(ii) and Licensee subsequently licenses an aggregate of 1,000 Tower Facilities hereunder on or before the third anniversary of this Agreement, Licensee shall be entitled to an abatement of the monthly License Fee for each Tower Facility License subsequently entered into in excess of the initial 1,000 ("Interim Rent Abatement") until the earlier of either (A) the date that the aggregate amount of the Interim Rent Abatement is equal to total amount of surcharges paid to Licensor, if any, pursuant to Section 3.3(c)(i) and 3.3(c)(ii), or (B) six months following the third anniversary of this Agreement.

                         v. No early  termination of this Agreement prior to the
                    natural expiration of the Term pursuant to Section 4.1 shall relieve Licensee of its obligations under this Section 3.3 unless such termination is a direct result of a material breach by Licensor of a material term or condition of this Agreement and in accordance with the termination rights hereunder or a final, non-appealable order by an authorized court of law terminating this Agreement. Notwithstanding anything to the contrary, the penalties provided for in this
                    Section 3.3(c) are not deemed by the parties hereto to be punitive in nature but constitute liquidated damages.

4.       Term; Extension Periods.
         -----------------------

         4.1 Term of this Agreement. The term of this Agreement (the "Term") shall commence on the date first written below (the "Effective Date") and shall continue for the three-year period following the Effective Date and shall remain in effect, with respect to each individual fully executed License, for so long thereafter as any such License remains in effect in accordance with the remaining provisions of this Agreement. Notwithstanding the foregoing, in the event that the Minimum Tower Commitment is increased pursuant to Sections 3.3(a)(ii), 3.3(a)(iii), and/or 3.3(a)(iv) at any time between the second anniversary and third anniversary of this Agreement, the Term of this Agreement shall be automatically extended through the date that is one year following the actual date upon which the event(s) triggering the satisfaction of such increased obligation was achieved (it being understood that if more than one such increase in the Minimum Tower Commitment occurs during such third year of this Agreement, the additional one year period shall commence as of the date of the later increased obligation).

         4.2 Term of Each License. The primary term shall continue for five (5) years following the Rent Commencement Date (the "Primary Term"). The term of each License shall be extended as follows: (a) the term shall be extended automatically beyond its Primary Term for five (5) years (the "First Renewal Period") unless Licensee notifies Licensor that it does not wish to extend the term and such notice is given at least 90 days before the First Renewal Period is scheduled to begin, (b) the term shall be further extended beyond the First Renewal Period for five (5) years (the "Second Renewal Period") unless Licensee notifies Licensor that it does not wish to extend the term and such notice is given at least 90 days before the Second Renewal Period is scheduled to begin and (c) the term shall be further extended automatically beyond the Second Renewal Period for five (5) years (the "Third Renewal Period") unless Licensee notifies Licensor that it does not wish to extend the term and such notice is given at least 90 days before the Third Renewal Period is scheduled to begin. The License Term of any License shall be the period commencing on the first day of the Primary Term and ending on the last day of the last applicable renewal period, if so renewed.

         4.3 Exceptions to Term; Subordination to Ground Lease. Notwithstanding anything to the contrary in this Agreement, in the event that any particular Tower Facility subject to a License hereunder is located on property or Licensor's use of such property is subject to the terms and provisions of an easement, ground lease, license, permit or right of way (hereinafter collectively referred to as a "Ground Lease") that expires or terminates prior to the License Term of the relevant License then such affected License shall automatically terminate upon termination of Licensor's right to possession of the Tower Facility and/or property under said Ground Lease; provided that such Ground Lease has not been renewed or extended by Licensor. Licensor agrees that, it will not take any action with respect to the then-current Ground Lease to cause such Ground Lease to be prematurely terminated during the License Term. Licensor hereby warrants and agrees that it shall exercise any renewal option available to it pursuant to the Ground Lease through the end of the applicable License Term. Notwithstanding anything to the contrary in this Agreement or any License, (a) Licensor and Licensee acknowledge and agree that in the event that the lessor under an applicable Ground Lease has the right to approve any License or Licensee's use of the Licensed Premises, such License shall be subject to Licensor receipt of any such approval, (b) all terms, conditions and covenants contained in this Agreement and any License shall be specifically subject to and subordinate to the terms and conditions of an applicable Ground Lease, and (c) in the event that any of the provisions of the Ground Lease are in conflict with any of the provisions of this Agreement or any License (other than those provisions relating to the length of term, termination rights or financial consideration), the terms of the Ground Lease shall control. Notwithstanding the foregoing, Licensee nor Licensor shall not be required to pay any form of consideration to obtain the approval or consent of any lessor under a Ground Lease. Licensee agrees to be bound by such Ground Lease as applicable to the access and occupancy of the Licensed Premises. Upon Licensee's written request, Licensor shall provide Licensee with a copy of any applicable Ground Lease with the economic terms redacted.

5.       Termination.
         -----------

         5.1 By Licensor. Notwithstanding the provisions of Section 4, Licensor may terminate the applicable License (a) upon the occurrence of a Licensee Default with respect to such License pursuant to Section 12.2(a), (b) without any further obligation by either party to the other if any law, ordinance, regulation or directive of any governmental or regulatory authority hereinafter enacted or ordered prohibits Licensee's or Licensor's use of the Licensed Space,
(c) pursuant to Section 8.7, (d) without any further obligation by either party to the other pursuant to Sections, 8.3(c), 10(a), or 10(b), or (e) upon no less than ten (10) days prior written notice and prior to the installation of Licensee's Equipment thereon, without any further obligation by either party to the other, in the event that a structural analysis performed after the execution of the License by Licensor but prior to the installation of Licensee's Equipment indicates that the existing Tower can not structurally accommodate the proposed installation of Licensee's Equipment thereon. In the event that Licensee breaches any of its obligations under this Agreement with respect to fifteen percent (15%) or more of the Licenses executed hereunder or Licensee fails to pay to Licensor any penalty due pursuant to Section 3.3(c) to the extent not in good faith dispute within sixty (60) days after Licensor's written notice to Licensee of such failure, Licensor shall have the right (but not the obligation) to terminate any or all of the Licenses under this Agreement without prejudice to any other remedies that it may be entitled to hereunder or by law.

         5.2 By Licensee. Notwithstanding the provisions of Section 4, Licensee may terminate the applicable License (a) upon the occurrence of a Licensor Default with respect to such License pursuant to Section 12.2(a), (b) without any further obligation by either party to the other pursuant to Sections 8.3(b), 8.3(c) or 10(a), (c) in accordance with Section 8.7, (d) without any further obligation by either party to the other (i) in the event that any permit or license necessary for Licensee's use of the Licensed Space as contemplated in the applicable License is revoked, terminated, or cancelled due to no act or omission on the part of the Licensee, (ii), if any law, ordinance, regulation or directive of any governmental or regulatory authority hereinafter enacted or ordered materially and adversely affects Licensee's use of the Licensed Space due to no act or omission on the part of Licensee or if any such laws or directives would result in commercially unreasonable expenditures on the part of the Licensee, (iii) in the event that a structural analysis is required by Licensor and performed after notice to Licensee and the execution of the License by Licensee but prior to the installation of Licensee's Equipment indicates that the existing Tower can not structurally accommodate Licensee's proposed installation of its Equipment thereon; (iv) prior to the installation of Licensee's Equipment in the event that Licensee determines, in its sole but reasonable judgement, that Licensee would be required to pay any extraordinary fees and/or expenses for its use of the Tower Facility (by way of example and not by way of limitation, Tower modifications, regulatory costs or extraordinary development costs), or (v) in the event that Licensee would be required to pay any additional compensation for ground space pursuant to Section 6.1(x)).

5.3      Effectiveness; Effect of Termination.
         ------------------------------------

         (a) No termination under this Section 5 shall be effective until a termination notice is given by the terminating party to the other party and such notice is specifically identified as a termination notice under this Section 5. Unless expressly stated herein that neither party shall have any further obligation to the other with respect to such termination, the party exercising its termination rights in accordance with this Section 5 shall have such cumulative rights and remedies as may be available at law or in equity. Termination shall not affect any obligations or liabilities arising under this Agreement prior to the effective date of such termination or those obligations that expressly survive such termination.

         (b) Except as otherwise expressly provided in Section 3.3(b), any termination of a License hereunder that occurs on or before the expiration of the Term of this Agreement shall not be counted as a valid license of a Tower Facility for the purposes of Sections 3.3 and 6.1(b) and shall not count as a Tower Facility satisfying a portion of the Minimum Tower Commitment nor Base License Fee discount level.


6.       Fees and other Remuneration.
         ---------------------------

6.1 License Fee. With respect to each License, Licensee shall pay Licensor a base license fee in accordance with the schedule annexed hereto and incorporated herein as Appendix V] ("Base License Fee"), as such Base License Fee may be decreased from time to time in accordance with Section 6.1(b). The parties hereto acknowledge and agree that the Base License Fee (and each License Fee) is premised and conditioned upon the installation and operation solely of the equipment specified in the applicable License and used for location technology services only, but in no event to exceed the standard space, tower capacity and windload effect on the tower required for all of the following or equivalent items ("Maximum Licensee Equipment"):

                         (v) Up to six (6) 3db omni antennas located at the same
                    height on the tower structure, each 2 inches by 48 inches (but in no event to exceed an aggregate of five feet of vertical space on the Tower, including any separation required between Licensee's antennas);

                         (w) Up to six (6) LMR-400associated  transmission lines
                    of no more than 3/8 inches in diameter each, bundled into a 2 inch sleeve;

                         (x) One (1) LNA unit (not to exceed 10 lbs. or 22inches
                    by 16 inches by 8 inches in diameter) and to be located at a mutually agreed upon location;

                         (y) Either  outdoor ground space or indoor space within
                    a Licensor-owned building or shelter (so long as such indoor space is then-available, taking into account any pending applications and licenses with third parties) of up to 50"H x 34"D x 25"W for the area required for the operation of Licensee's Equipment; provided, however, that if Licensor is required to pay any additional compensation to the Underlying Lessor as a result of Licensee's installation or use of an outdoor cabinet and/or the associated ground space, Licensee shall reimburse Licensor in full and in advance for any such additional costs at the same time as each monthly License Fee payment is due, and

                         (z) One (1) GPS antenna to be  installed  on a shelter,
                    cabinet or tower (as mutually agreed to by Licensor and Licensee) with relatively unobstructed view of the sky.

The license fee with respect to each particular License shall be in accordance with the applicable Base License Fee, subject to escalation and/or increase as set forth in Sections 6.1(a), 6.1(c) and 6.1(d) (the "License Fee") and shall include the electric utility charges directly attributable to Licensee's Equipment and general maintenance of the Tower Facilities in accordance with
Section 6.1(c). Except as otherwise provided pursuant to the Services Agreement, including, without limitation, Section 8(d) of the Services Agreement, payment of the License Fee with respect to any License shall commence on the earlier of the commencement of installation of Licensee's Equipment or the date set forth in the applicable License, however, in no event to exceed ninety (90) days from the License Commencement Date, subject to extension pursuant to Section 8.4 ("Rent Commencement Date").

         (a) Commencing on the second anniversary of each Rent Commencement Date and on each anniversary thereafter during the License Term (including any renewals), the applicable License Fee shall be increased by an amount equal to five percent (5%) of the immediately preceding year's License Fee. Said increase is defined as the "Annual Escalator".

         (b) Upon the Licensee meeting the following quantity requirements in accordance with Section 3.3(a), Licensee may receive up to an aggregate of a 15% discount on the then-current Base License Fee for the Licenses executed following the date of such achievement during the Term hereof, as follows: (i) Licensee shall receive a discounted Base License Fee of 5% for each subsequently executed License after meeting the Minimum Tower Commitment, (ii) an additional 5% discount for each subsequently executed License after licensing more than 2,000 Tower Facilities hereunder and (iii) an additional 5% discount for each subsequently executed License after licensing more than 2,500 Tower Facilities hereunder.

         (c) In addition to the monthly License Fee, Licensee shall pay Licensor an additional Forty Dollars ($40.00) per month, subject to the Annual Escalator, for electric utility charges directly attributable to Licensee's Equipment and the general maintenance of the Tower Facilities.

         6.2 Taxes and other Fees. Licensee shall pay or reimburse Licensor for any and all new taxes, fees, assessments, and any other similar expense directly attributable to Licensee's Equipment or Licensee's use of the Tower Facility (whether constituting a portion of real estate, sales, use, franchise fees or taxes or otherwise). Licensor shall provide Licensee notice and documentation of any such tax, fee or assessment. In the event that a particular License is associated with a Tower located on real property which is owned by the Bureau of Land Management, the United States Forest Service or other Governmental Authority, Licensee shall also pay Licensor for a pro-rata share (based on the total number of licensees utilizing the Tower) of all of the common expenses associated with the Tower Facility (including, without limitation, road maintenance, and landscaping) and any and all base fees or assessments invoiced to Licensor or the underlying lessor under the Ground Lease by such Governmental Authority, as well as, any fees or assessments and/or increases in such fees or assessments invoiced by such Governmental Authority that are directly attributable to and/or are the result of the use or presence of Licensee's Equipment at the Tower Facility.

         6.3 Utilities. Except as otherwise specified in a particular License, Licensor shall provide Licensee with access to any then-available p.o.t.s. telephone or other utility services at the Tower Facility at Licensee's sole cost and expense. Customer shall reimburse Licensor, as specifically set forth in the applicable License, for any utility services utilized by Licensee which are not separately metered by Licensee, except for electric which is included in the License Fee. Licensee shall be solely responsible for and shall pay all bills for telephone services at each Tower Facility directly to the relevant telecommunication service provider.

         6.4 Common Expenses. Except as otherwise set forth in Section 6.2, Licensee shall only be responsible for common expenses associated with the following circumstances: (a) Licensee shall be responsible for a pro-rata share (based on the number of licensees then using the applicable generator) of all expenses associated with the repair, maintenance, replacement and fueling of any generator owned by Licensor (or the lessor under the Ground Lease) that is located at the Tower Facility and utilized by Licensee in connection with its Equipment or with respect to Licensor's general operation of the Tower Facility (excluding any buildings which are not utilized by Licensee), and (b) In the event that Licensee licenses space within a building or shelter owned by the Licensor at the Tower Facility, Licensee shall also reimburse Licensor for its pro-rata share (based on all users of the applicable building or shelter) of all common expenses incurred for the operation, maintenance, repair and replacement associated with such building or shelter, including, without limitation, the physical structure of the building (including the roof), HVAC system, backup generator (if any and including fuel expenses) and common utility expenses.

         6.5 Site  Inspection  Fee.  On or before the Rent  Commencement  Date),
Licensee shall pay Licensor a fee of one thousand dollars ($1,000) ("Site Inspection Fee"). Licensee shall also pay a Site Inspection Fee for subsequent installations, which payment shall be due on or before the date that such Equipment is installed. Notwithstanding the foregoing, in the event that Licensor installs or subsequently modifies Licensee's Equipment pursuant to
Section 8.4 or the Services Agreement, Licensor shall waive the Site Inspection Fee with respect to such installation.

         6.6 Remittance and Administrative Fees. With respect to each License, Licensee shall pay to Licensor the License Fee on or before the dates or recurring time periods specified on the Schedule, without setoff, deduction or demand. With respect to other Payments due to Licensor under this Agreement, such Payments shall be due within thirty (30) days following Licensee's receipt of an invoice from Licensor, unless otherwise expressly provided. All Administrative Fees pursuant to this Agreement or any License shall be automatically increased on every fifth (5th) anniversary of the date first written above by an amount equal to twenty percent (20%). Payments shall be made to the Remittance Address specified on the Schedule or to such other address as Licensor may specify from time to time in writing to Licensee. Any Payment not received by Licensor within 10 days after the due date shall bear interest from the due date until the date received by Licensor at a rate equal to the lesser of (a) the maximum nonusurious rate of interest permitted by applicable law or
(b) 12% per annum (the "Past Due Rate"). In addition, with respect to any late payment following the expiration of the ten day cure period set forth in Section 12.2, Licensee shall pay Licensor an Administrative Fee of 15% of the then-current monthly License Fee to compensate Licensor for the additional administrative costs incurred or anticipated to be incurred by reason of such late payment.

7. Access Rights. With respect to each License and subject to the provisions of the applicable Ground Lease (if any) or as otherwise provided in the applicable License, Licensee's authorized technicians or other persons under Licensee's direct supervision ("Authorized Personnel") shall have rights of ingress and egress twenty-four (24) hours per day, seven (7) days per week during the License Term in and over the Tower Facilities relating to such License for the purposes of installing, repairing, maintaining, operating, servicing or removing Licensee's Equipment and antennae described in the applicable License. Licensee understands and agrees that other licensees and their authorized representatives shall have similar access, ingress and egress rights to such Tower Facilities. In the event that Licensee requires an Authorized Personnel to enter the Tower Facilities and such Authorized Personnel is not in possession of Licensee's lock codes or keys, Licensor shall provide access to the Authorized Personnel by pre-arrangement with Licensor for an Administrative Fee of Fifty Dollars ($50) per hour (door-to-door).

8.       Covenants.
         ---------

         8.1 Equipment. Licensee agrees that all of Licensee's Equipment to be installed upon licensor's tower facilities and all frequencies utilized by licensee pursuant to any license will be in all material respects in accordance with that specified in the applicable license. Any deviation from the aforementioned shall result in a default by Licensee with respect to the applicable License, provided that Licensee may replace its existing Equipment at any time with identical or substantially identical (in dimension, as well as specification) equipment in accordance with Section 8.2. Notwithstanding anything to the contrary, Licensee expressly acknowledges and agrees that this Agreement contemplates that Licensee shall only operate receive-only operations from all Tower Facilities and is not authorized hereunder to operate any transmitting equipment therefrom. Licensor reserves the right to require
Licensee to install a stackable or stacked equipment shelter at any Tower Facility, as set forth in the applicable Schedule, and, in such event, Licensee hereby consents to the stacking of a third-party or Licensor owned shelter above or below Licensee's shelter. In the event that a shelter is installed above
Licensee's shelter, Licensor shall be solely responsible for all costs and expenses associated with obtaining any required consents or permits in connection with such shelter installation. In the event that Licensee's shelter is installed above a third-party or Licensor owned shelter, Licensee shall be solely responsible for obtaining any required consents or permits in connection with such shelter installation.

         8.2 Performance of Work. Prior to installing any Licensee's Equipment or making any modifications, enhancements or changes thereto (collectively, the "Work"), the following procedures shall be taken. In the event that Licensor is undertaking the Work on behalf of Licensee in accordance with the Services Agreement or other similar arrangement, Licensee shall not be required to provide the information and/or documentation required below to the extent that such deliveries or requirements are in conflict with the provisions of the Services Agreement or such deliveries or requirements are to be performed or provided by Licensor under the Services Agreement with respect to the affected Tower Facility.

                  (a) Licensee shall submit to Licensor detailed plans and specifications accurately describing all aspects of the proposed work to be performed including, without limitation, weight and wind load requirements and power supply requirements and evidence that Licensee has obtained all approvals, permits and consents required by, and has otherwise complied with, all Legal Requirements applicable to the performance of the Work.

                  (b) Licensee shall not commence any of the Work until Licensor notifies Licensee of its written approval thereof, which approval shall not be unreasonably delayed with respect to any installation or modification which is
(i) Licensee's initial installation of its Equipment in accordance with the applicable License, or (ii) will be located at the same location on the Tower as the then-existing permitted Equipment and does not exceed the windload effect or dimensions of the existing Equipment on the Tower. Notwithstanding the foregoing, in the event that Licensee desires to replace any of its existing Equipment with identical items at the same location, Licensor's prior approval shall not be required; provided, however, that Licensee shall be required to comply with the remaining provisions of this Section 8.2 and to provide Licensor with no less than twenty (20) days prior written notice of the date upon which Licensee intends to perform such replacement, except where such change is on the ground, in a shelter, or on a rooftop in which case the notice shall be within twenty (20) days after the change.

                  (c) Subject to Section 5.2(d), prior to any Licensee-requested installation or modification or Licensor's offer to license space to Licensee hereunder, Licensor may, at its election, perform (or cause to be performed) any structural analysis that may be required, in Licensor's reasonable judgement, in order to determine available capacity for the installation or modification of any of Licensee's Equipment; provided, however, that Licensee will not be prohibited from performing such analysis for its own account. Within thirty (30) days following receipt of an invoice from Licensor, Licensee shall promptly reimburse Licensor for all reasonable costs and expenses of such analysis. Notwithstanding the foregoing, however, with respect only to the Licensee's initial installation (i) in no event shall Licensee be required to reimburse Licensor for any structural analysis performed by Licensor in the event that Licensor fails to notify Licensee of the requirement of such analysis prior to the execution of the applicable License, and (ii) Licensee has the right to terminate such License by notifying Licensor in writing of such termination within five (5) days after its receipt of notice that such structural analysis shall be required.

                   (d) Prior to any Licensee-requested installation or modification or Licensor's offer to license space to Licensee hereunder, in the event that the proposed Licensed Space is within ten (10) feet of another licensee's existing installation or, at the time of Licensee's Application, proposed installation of equipment, Licensor may elect to perform, at no cost to Licensee, an intermodulation study and Licensee shall reasonably and promptly cooperate with Licensor's effort to perform such study. Licensor's performance of the intermodulation study shall in no way constitute a warranty or representation from Licensor that Licensee's proposed operations from the Tower Facility will not suffer or cause interference with other users, but shall merely by a customary report intended to assist in the prevention of potential interference.

                  (e) Licensee shall perform, or cause to be performed, all of the Work in compliance with the plans and specifications approved by Licensor in accordance with Section 8.2 (b) and with all applicable Legal Requirements. Licensee shall ensure that the Work does not interfere with the operation of any communications systems and/or equipment of any other user of the Tower Facility.

                  (f) All Work shall be  performed at  Licensee's  sole cost and expense  (including  but not  limited to any  structural  analysis  pursuant  to
Section 8.2(c, structural modifications required to accommodate Licensee's Equipment (subject to this Section 5.2(f) and Licensee's termination right pursuant to Section 5.2(d)) and the installation of any of Licensee's Equipment), and Licensee shall pay all invoices of labor and materialmen in a timely manner to prevent the imposition of any liens on the real property, Licensor's personal property or real property interest, Licensee's Equipment located thereon or its interest in the Licensed Premises. In the event Licensor determines that structural modifications are required to the Tower to accommodate Licensee's Equipment, Licensor shall notify Licensee, together with such appropriate documentation, in advance of any Work being performed and, with respect only to Licensee's initial installation, Licensee shall have the option of incurring the expense of said modification or terminating the License in accordance with Section 5.2(d). In engaging any Person to perform any portion of the Work, Licensee shall require a written unconditional waiver from any contractor, subcontractor, laborer or materialman of all rights under state material and mechanic lien laws or other laws to impose a lien on the real property or any of Licensor's personal property or real property interest. With respect to any permitted structural modifications to the Tower, Licensor reserves the right to simultaneously upgrade the tower structure in excess of the modification required to accommodate Licensee's Equipment in order to increase the Tower capacity ("Excess Upgrade"); provided, however, that Licensor shall be solely responsible for any and all additional costs associated with such Excess Upgrade.

                  (g) So long as access to electricity is then available at the Tower Facility, Licensor shall provide standard 110-volt circuitry for the operation of Licensee's Equipment. Any other modifications, enhancements or requirements with respect to the electrical power supply will be at Licensee's expense; provided, all such modifications, enhancements and other requirements shall be identified in Licensee's plans and specifications submitted in accordance with Section 8.2(a) and approved by Licensor, which approval shall not be unreasonably delayed. In no event shall Licensee install or cause to be installed any additional utilities without the prior consent of Licensor, which consent shall not be unreasonably withheld, conditioned or delayed. In the event of any such modification, enhancements or installations, Licensor reserves the right to require Licensee to provide additional utility capacity than required for Licensee's operations; provided, however, that Licensor shall reimburse Licensee for the direct costs for any excess capacity specifically requested by Licensor. Licensee shall (at Licensee's expense) secure, to Licensor's reasonable satisfaction, any propane tanks or generators owned by Licensee at any Tower to prevent any damage that might otherwise occur during earthquakes or other forces of nature.

                  (h) All Work shall be performed by qualified contractors (including but not limited to steeplejacks or other tower climbers), subject to the approval of Licensor, with worker's compensation and general liability insurance certificates on file with Licensor naming Licensor as an additional insured and otherwise satisfying the coverage requirements described in Appendix
II. Notwithstanding the foregoing, Licensor reserves the right, in its sole discretion, to refuse to permit any person or company to climb any tower structure owned or leased by the Licensor, in which case Licensor shall provide Licensee of its decision and basis for its denial of access. Licensee shall be solely responsible and liable to Licensor for Licensee's failure to obtain or deliver to Licensor the required insurance certificates from Licensee's approved contractor.

                  (i) Upon the completion of Licensee's installation, replacement or modification of Licensee's Equipment at any Tower Facility, but in no event later than twenty (20) Business Days following such completion, Licensee shall provide Licensor with (i) as-built drawings of the Licensee's Equipment installed at the Tower Facility ("As-Built Drawings"), (ii) a site drawing precisely identifying the location of Licensee's shelter, cabinets, cable runs, generators, utility lines and other pertinent installations ("Site Drawings"), and (iii) the date upon which such installation and/or modification was performed. With respect to Licensee's initial installation of its Equipment, Licensee's written notice in accordance with the foregoing sentence shall include the date upon which Licensee first commenced the installation of any of its Equipment at the Tower Facility (whether the commencement of construction and/or installation of Licensee's shelter or cabinets or the installation of Licensee's Equipment within Licensor's building or on the Tower) and the date which Licensee completed such initial installation; provided, however, that in the event that Licensee fails to provide accurate or timely notice of such commencement of installation, the commencement of installation of Licensee's Equipment shall be deemed to be the date upon which Licensor executed the applicable License. Upon written approval by Licensor's operations manager of the As-Built Drawings and Site Drawings as evidenced by his/her signature on the applicable documents, such As-Built Drawings shall be attached as Exhibit C to the applicable License and the Site Drawings shall be attached as Exhibit B to the applicable License; provided, however, that notwithstanding any signature on such documents by Licensor or its employees, in the event that the As-Built Drawings and/or the Site Drawings are inconsistent with Licensee's permitted installation as specifically described in the applicable Exhibit A of the affected License or Licensee fails to deliver the As-Built Drawings and/or Site Drawings to Licensor in accordance with this Section 8.2(i), such discrepancy or failure shall be deemed a material default hereunder with respect to such License. In the event of such discrepancy the terms of Exhibit A shall govern. If Licensee produces or obtains site plans, site surveys and/or structural calculations, then Licensee shall provide copies of such documents to Licensor.

                  (j) Licensee agrees to comply with the reasonable directions and requirements which Licensor, in its discretion, may from time to time establish in connection with each of the Tower Facilities and the operations of Licensee thereunder, provided that such directions and requirements do not unreasonably interfere with Licensee's ordinary course of business or operations as contemplated herein.

                  (k) Licensee acknowledges and agrees that, upon reasonable prior notice (except for emergency situations), Licensee shall reduce operating power or cease operation of Licensee's Equipment when it is necessary to prevent the overexposure of workers at any Tower Facility to RF radiation.

                  (l) Licensor reserves the right to perform a pre-installation and/or post-installation audit and review with Licensee and Licensee shall fully cooperate with any such reasonable request by Licensor and shall respond to and address any reasonable concern of Licensor as a result of such audit.

         8.3      Compliance with Laws.
                  --------------------

                  (a) Licensee shall comply with all Legal Requirements applicable to each License, Licensee's use of the Tower Facilities related to such License and the installation, ownership, maintenance and use of Licensee's Equipment as contemplated by such License including, without limitation, Legal Requirements governing the transmission or operation of radio communications systems and related equipment, environmental laws and regulations, OSHA, the Federal Aviation Administration (the "FAA"), and the FCC. The Licensor shall cooperate with Licensee in Licensee's efforts to obtain any permits or other approvals that may be necessary to comply with the preceding sentence; provided, however that, notwithstanding the foregoing, (a) Licensor shall not be required to expend any funds or undertake any liability or obligation in connection with such cooperation, (b) Licensor may elect to obtain such required approvals or permits on Licensee's behalf, and (c) in no event may Licensee encourage, suggest, participate in or permit the imposition of any restrictions whatsoever on Licensor's current or future use or ability to license space at the Tower Facility as part of or in exchange for obtaining any such approval or permit.

                  (b) If Licensor, in its reasonable opinion, determines that any structural modifications or repairs are needed to be made to any Tower or surrounding premises due to the presence of Licensee's Equipment or approved modifications to comply with then-current laws or regulations (other than structural modifications required to accommodate and directly attributable to Licensee's installations or modifications of its Equipment thereon), Licensor shall notify Licensee of such modifications or repairs and give Licensee an estimate of their costs on a pro-rata basis (based on the number of users of the Tower). If Licensee's share of such estimate exceeds one half the annual License Fee, Licensee may terminate the applicable License by notifying Licensor in writing within thirty (30) Business Days of receiving such estimate and have no further obligation with respect to such License. If Licensee does not terminate the applicable License in accordance with this Section 8.3(b), Licensor shall proceed with such repairs and/or modifications and invoice Licensee for the costs and expenses arising from such work on a Pro-rata basis. Licensee shall pay Licensor all amounts so invoiced within thirty (30) days after receipt of the invoice. Past due amounts will bear interest at the Past Due Rate from the due date until the date paid. In addition, with respect to any late payment, Licensee shall pay Licensor the Administrative Fee set forth in Section 6.7 above to compensate Licensor for the additional administrative costs incurred or anticipated to be incurred by reason of such late payment.

                  (c) Notwithstanding anything to the contrary, in the event that any permit, approval, consent or authorization required for Licensor's use of, operation of or right to license space to Licensee at any Tower Facility is challenged by any Governmental Authority or third party as part of any governmental, regulatory or legal proceeding, Licensee acknowledges that (i) Licensor shall reserve the right to withhold its approval of any of Licensee's proposed installations or modifications of Licensee's Equipment at the affected Tower Facility until such challenge has been finally adjudicated and Licensor prevails, (ii) Licensor may terminate the affected License without any further obligations hereunder by either party in the event that Licensor is subject to a non-appealable order, decision or ruling necessitating such termination or if Licensor reasonably determines that the defense of any such challenge would be commercially unreasonable, or (iii) except with respect to a Tower Site which is also a BTS Site (as such term is defined in the Services Agreement), Licensee may terminate the affected License with no further obligation on the part of either party hereunder during the period in which the Tower Site continues to be challenged upon no less than ten (10) days written notice to Licensor. So long as Licensor is not subject to a restraining order or injunction and has not elected to terminate the affected License, following a written notice to Licensor specifically referencing this Section 8.3(c) and in accordance with
Section 8.2, Licensee may elect to install or modify Licensee's Equipment at the affected Tower Facility at Licensee's sole cost and risk and acknowledges that in the event of a governmental or legal order requiring the removal of any or all of Licensee's Equipment or modifications from the Tower or the receipt of a termination notice from Licensor hereunder, Licensee shall promptly at its sole cost and expense remove (and repair any damage occasioned by such removal, if applicable) its Equipment and any such modifications from the Tower Facility. Licensor shall not be responsible to Licensee for any delay in the construction of any Tower Facility which prevents or delays Licensee's installation on the Rent Commencement Date provided that such delay is caused by any governmental action, court order or other circumstance which is beyond the reasonable control of the Licensor. In the event that the Licensee is unable to install or utilize its Equipment pursuant to any of the circumstances described in this subsection (excluding termination of the License), the License Fee shall be abated for any such period of delay in which Licensee is unable to operate its Equipment from the affected Tower Facility.

         8.4 Installation Services by Licensor. In the event that Licensor performs the installation of Licensee's Equipment pursuant to the Services Agreement, Licensee shall submit its scope of work requirements for the installation of its Equipment at each of the associated Tower Facilities to Licensor and Licensor shall install the Equipment in accordance with the terms and conditions of the Services Agreement and subject to the provisions of
Section 8(d) of the Services Agreement with respect to any timely failure to install such Equipment thereunder. In all other circumstances the following provisions shall apply:

                  (a) Licensee shall submit its scope of work requirements for the installation or subsequent modification of its Equipment at each of the Tower Facilities within ten (10) business days following the execution of each License with respect to Licensee's initial installation and in a timely manner with respect to any subsequent modification or installation,

                  (b) unless otherwise notified by Licensor in writing (such notice to be provided within ten (10) business days following Licensor's receipt of the complete scope of work requirements from Licensee), Licensor or one of its Affiliates shall install (or shall cause the installation of) Licensee's Equipment on the Tower at the standard market rate for such services (excluding any discounts which may be offered or are available from time to time),

                  (c) Licensor and Licensee agree to diligently and in good faith negotiate a construction contract to install Licensee's Improvements in accordance with the terms and conditions of this Agreement ("Installation Agreement"),

                  (d) any such installation by Licensor shall be completed by Licensor within 30 days of the later of (i) Licensor's receipt of the Equipment from Licensee or (ii) the execution by both parties hereto of the Installation Agreement, which execution neither party hereto shall unreasonably delay ("Installation Commencement Date"),

                  (e) the Equipment shall be delivered to Licensor at the Tower Facility or an alternative location located within fifty (50) miles of the Tower Facility as designated by Licensor,

                  (f) with respect to Licensee's initial installation by Licensor only, in the event that Licensee delivers the Equipment to Licensor in accordance with this Section 8.4 on or before the sixtieth (60th) day following the execution of the applicable License and Licensor does not complete the initial installation of the Equipment within 30 days after the Installation Commencement Date, the Rent Commencement Date shall be extended until the date of its completion, and

                  (g) with respect to Licensee's initial installation by Licensor only, in the event that the Rent Commencement Date is more than 30 days from the date of Licensor's receipt of the Equipment, the License Fee shall be waived by Licensor for such period after the Rent Commencement Date equal to the number of days beyond 30 that is taken for the completion of such installation, If the parties hereto fail to mutually agree upon the terms and conditions of the Installation Agreement, the parties shall mutually agree to the appointment of an appraiser with a national firm experienced in these matters, which appraiser shall resolve the dispute in accordance with common industry practice and both parties hereto agree to be bound by such decision.

         8.5 Licensee's Maintenance of Approved Equipment. Licensee shall maintain its Equipment in compliance with applicable Legal Requirements. Without limiting the foregoing, Licensee shall comply with all applicable requirements imposed by the FCC rules and regulations and any other applicable Legal Requirement as soon as practicable after installation or approved modification of any Equipment on any of the Tower Facilities.

         8.6 Licensor's Tower Lighting and Marking Obligations. During the Term, Licensor will maintain the applicable Tower Facilities marking and lighting in good order and repair and in material compliance with all applicable Legal Requirements including without limitation, the rules and regulations of the FCC and the FAA. In the event Licensee receives notice or otherwise obtains knowledge that a Tower is not in compliance with any Legal Requirement, Licensee will immediately so notify Licensor by telecopy and, to the extent necessary, will cooperate in all reasonable respects with Licensor in curing any such noncompliance.

         8.7      No Interference.
                  ---------------

                  (a) Interference with a Pre-Existing Use. Notwithstanding anything to the contrary in this Agreement but subject to Section 8.7(f), Licensee's use of any Tower Facilities and its operation of all of its Equipment thereon (including any subsequent modification or alteration thereto) shall be conducted in a manner that does not interfere electrically, or in any other manner whatsoever with any then pre-existing use of any Tower Facility by Licensor or other users of the Tower ("Pre-Existing Use"). In the event that any Pre-Existing Use experiences interference caused by Licensee or Licensee's Equipment (including any subsequent modification or alteration thereto), Licensee shall be notified in writing of such interference and Licensee shall power down its equipment and/or cease operations in order to correct and eliminate such interference within seventy-two (72) hours after Licensee's receipt of such notice. If Licensee does not cease all interfering operation within such seventy-two (72) hour period, Licensor shall have the right to disconnect Licensee's Equipment until such time as Licensee can affect repairs to the interfering Equipment. If Licensee is unable to eliminate the interference, or reduce it to a level acceptable to the affected user of the Pre-Existing Use, within a period of thirty (30) days following such initial notice (provided that during such 30 day period, Licensee may operate its equipment intermittently during off-peak hours for testing purposes only), then Licensor may, in addition to any other rights it may have for Licensee's breach hereof, terminate the applicable License. Subsequent to a written request by Licensor, in Licensor's sole discretion and at Licensee's sole cost and expense, each Licensee transmitter shall have a circulator and harmonic filter installed between the transmitter output and antenna feedline. Also, Licensor may, at its option, require Licensee to supply, at Licensee's sole cost and expense, additional radio frequency interference (RFI) limiting equipment for installation on the equipment of any user whose equipment is experiencing such interference. In the event that Licensee is notified of any interference experienced by a Pre-Existing Use on the Tower Facility alleged to be caused by Licensee's operations thereon, Licensee shall be obligated to perform whatever actions are necessary, at Licensee's sole cost and expense, to eliminate such interference and shall not be released from its obligation to continue to pay the Licensee Fee during any period that Licensee can not operate from the Tower Facilities pursuant to this Section 8.7(a).

                  (b) Interference by a Subsequent Use. Licensee acknowledges and agrees that Licensor intends to market to third parties space on the same Tower and in the same Tower Facilities (including equipment structures and shelters) as are used hereunder by Licensee; provided that, subject to Section 8.7(f), Licensor agrees not to, and to cause any user of the Tower whose equipment is installed or modified subsequent to the Licensee's then-current operation of Licensee's Equipment thereon ("Subsequent Use") not to, interfere with Licensee's then-current operations. In the event that Licensee experiences interference caused by any Subsequent Use, Licensee shall notify Licensor in writing of such interference and Licensor shall, or shall cause the operator of the interfering Subsequent Use, to power down its equipment and/or cease operations in order to correct and eliminate such interference within seventy-two (72) hours after Licensor's receipt of such notice. If such Subsequent Use is unable to operate without causing such interference, or if such interference is not reduced to a level acceptable to Licensee, within a period of thirty (30) days (provided that during such 30 day period the Subsequent Use may be operated intermittently during off-peak hours for testing purposes only), then Licensee may, in additional to any other rights it may have for Licensor's breach hereof, terminate the applicable License. Except as otherwise provided in Section 8.7(f), Licensor hereby acknowledges that its has an affirmative obligation to Licensee to cause any such interfering Subsequent Use to cease any interfering operations in accordance with this Section 8.7(b). In the event that Licensor is notified of any interference experienced by Licensee alleged to be caused by a Subsequent Use on the Tower Facility, Licensor shall be obligated to perform (or cause to be performed) whatever actions are necessary, at no cost or expense to Licensor, to eliminate such interference.

                  (c) Interference with Lighting and Building Systems and Building Tenants. In no event shall Licensee's use of any Tower Facilities or operation of any of its equipment thereon be conducted in a manner that interferes with Licensor's lighting system located on any of the Towers, building systems, or, in the event that Licensee's equipment is installed on the rooftop of a building, with equipment of any kind used by building tenants who are not tenants of the Licensor.

                  (d) Dispute As to Cause of Interference. Any dispute as to the cause of interference under this Section 8.7 that can not be resolved by the affected parties shall be submitted to an independent professional engineer chosen by Licensor and such engineer's decision as to the cause of such interference shall be final and binding upon the parties. If such interference to a Pre-Existing Use is found to be caused by any installation of Equipment or any subsequent modification or alteration thereto or by operation of such Equipment by Licensee, the fees and charges of the engineer to whom the dispute is referred shall be borne by Licensee. If such interference is found not to be caused by such installation of Equipment or any subsequent modification, alteration or operations, the fees and charges of the engineer to whom the dispute is referred shall be borne by the complaining party.

                  (e) No Illegal or Unpermitted Use. Notwithstanding anything to the contrary, nothing in Section 8.7shall be deemed or interpreted to authorize Licensee to illegally transmit on any frequency, to transmit on a channel or frequency not specified in the individual License, to operate at variance from the specifications in its FCC license or the FCC's rules governing Licensee's operation of its Equipment, or to provide any protection to Licensee from interference from parties who are not users of the Towers.

                  (f) FCC Part 15 Use. In the event that any of Licensee's operations from a Tower Facility are governed by Part 15 of the FCC's rules and regulations (47 C.F.R. ss. 15.1, et seq.) as updated, amended and/or superseded by any and all Legal Requirements ("Part 15"), Licensee's rights pursuant to
Section 8.7 with respect to such use shall only be enforceable with respect to interference which is not governed by Part 15. Licensee acknowledges and agrees that Licensee has an obligation to Licensor pursuant to Part 15 and pursuant to this Agreement to cooperate, in good faith, with all other users (including Part 15 users) of the Tower Facility and Licensor, regardless of the frequency utilized by such other user or whether such users began operations from the

Tower Facility prior to or subsequent to Licensee's then-current use, to eliminate any and all interference caused by or experienced by Licensee's use of the frequencies pursuant to Part 15. With respect thereto, Licensee acknowledges that Licensor anticipates that the Tower Facility may be or is licensed to and utilized by multiple users sharing the same frequencies under Part 15. Notwithstanding anything to the contrary in this Agreement or any License, Licensor makes no representations or warranties with respect to whether or not any other users of the Tower Facilities are utilizing frequencies governed by
Part 15, including without limitation any frequency which Licensee intends to utilize under any License.

         8.8 Labeling and Identification. Licensee shall identify its Equipment and equipment cabinets (unless such cabinet is located in a building owned by Licensee) by labels identifying Licensee's name and contact phone number and shall permanently identify its coaxial cable at the top and bottom. Failure by Licensee to so identify its Equipment may cause an interruption in service of Licensee's operation and shall constitute a Default of this Agreement. In the event that Licensee fails to comply with this Section 8.9 and following prior written notice to Licensee of no less than forty-five (45) days, Licensor reserves the right, in addition to any other rights it may have hereunder, to label Licensee's Equipment and assess a fee for Licensor's out-of-pocket costs (provided, however, that if such work is performed by Licensor or one of its Affiliates, such out-of-pocket costs shall include the cost of labor and materials incurred by Licensor but in no event to exceed $1,500), which shall be payable to Licensor upon receipt of an invoice.

         8.9 Insurance. Licensee and Licensor shall keep in full force and effect during the Term of this Agreement and the term of any License insurance coverage in accordance with Appendix II attached hereto. In addition, Licensee shall cause, and shall be solely responsible to Licensor for any failure to cause, all contractors or subcontractors performing Work on any Licensed Space on behalf of the Licensee to obtain insurance coverage in accordance with Appendix II.

         8.10 Combining Equipment. The Licensor may require the Licensee, where technically feasible, to remove its individual antenna and transmission line and utilize a radio frequency combining network with a common transmission line and antenna, at the sole cost of Licensor. The Licensor shall be required to provide an appropriate RF combining filter for use on this network. The combining network shall remain the property of the Licensor at the termination of this Agreement.

         8.11 Replacement or Reconstruction of Tower by Licensor. Notwithstanding anything to the contrary herein, Licensee acknowledges and agrees that the Licensor reserves the right, in its sole discretion, to replace or rebuild an existing Tower or the top of any Tower, provided, however, that in the event of such tower replacement, Licensor shall provide Licensee with suitable space at the Tower Facility during the construction period to permit the continued operation of Licensee's Equipment and Licensor shall be solely responsible for the costs associated with removing and re-installing the Licensee's Equipment on the replacement tower. The Licensor also expressly reserves the right to erect one or more towers on the Tower Facility, subject to Licensor's obligations to Licensee pursuant to Section 8.6 of this Agreement. In no event shall Licensee's rent be abated in any manner during any period of construction of the Tower or top of a Tower so long as Licensee is capable of continuing to operate its Equipment from a temporary location at the Tower Facility. Licensee acknowledges and agrees that it will reasonably cooperate with the Licensor in any actions, filings, or permits that may be required for Licensor to exercise its rights under this Section 8.11.

         8.12 Cooperation Relating to Licensee's Use. Upon Licensor's written request, Licensee shall promptly furnish Licensor with complete and accurate information in response to any reasonable request by Licensor for information about any of the Equipment or utilities utilized by Licensee at any Tower Facility or any of the channels and frequencies utilized by Licensee thereon.

9.       Indemnification.
         ---------------

         9.1 By Licensee. Licensee shall indemnify, defend and hold harmless Licensor, its Affiliates and their respective directors, officers, shareholders, successors and assigns from all Damages arising from (a) any Claim to the extent such Claim is attributable to the joint, concurrent or sole negligence, gross negligence, or willful misconduct or strict liability of Licensee, or its agents, employees, representatives, contractors or other Persons acting or engaged by, through or under Licensee, (b) any material breach by Licensee of any provision of this Agreement, and (c) actions taken by Licensor to resolve any interference caused by Licensee or Licensee's Equipment pursuant to Section 8.7(a) or 8.7(f), as applicable, to any other party which Licensor is required by law or contractual obligation to resolve.

         9.2 By Licensor. The Licensor shall indemnify, defend and hold harmless Licensee, its Affiliates and their respective directors, officers, shareholders, successors and assigns from all Damages arising from (a) any Claim to the extent such Claim is attributable to the joint, concurrent or sole negligence, gross negligence, or willful misconduct or strict liability of Licensor, or its agents, employees, representatives, contractors or other persons acting or engaged by, through or under Licensor, (b) any material breach by Licensor of any provision of this Agreement, and (c) interference to Licensee's Equipment or permitted operations caused by Licensor's failure to enforce Licensee's rights to be free from such interference in accordance with Section 8.7(b).

         9.3 Limits on Indemnification. Except as otherwise expressly provided in Sections 9.1(c) and 9.2(c), neither party shall be responsible or liable to any of the foregoing Indemnified Parties for any Damage arising from any Claim to the extent attributable to any acts or omissions of other licensees or tower users occupying any particular Tower Facilities or for any structural or power failures or destruction or damage to the Tower Facilities except to the extent caused by the joint, concurrent, sole or gross negligence, or willful misconduct of such party.

         9.4 Waiver of Certain Damages. Notwithstanding the provisions of Sections 8.9, 9.1 or 9.2, each party hereto hereby waives the right to recover consequential (including lost profits), punitive, exemplary and similar damages and the multiplied portion of damages.

         9.5 Express  Negligence.  THE FOREGOING  INDEMNITIES  SET FORTH IN THIS
SECTION 9 ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF NOTWITHSTANDING ANY STATE'S EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE SIMPLE OR GROSS NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY OF ANY OF THE INDEMNIFIED PARTIES.

         9.6 Survival. The provisions of this Section 9 shall survive the termination of this Agreement with respect to any events occurring on or before termination whether or not Claims relating thereto are asserted before or after termination.

10.      Destruction or Condemnation.
         ---------------------------

         (a) In the event that any Tower is destroyed or damaged by fire, lightning, windstorm, flood, earthquake, explosion, collapse, aircraft or other vehicle damage or other casualty, Licensor shall, unless it elects to terminate the related License with respect to the affected Tower as hereinafter provided, promptly reconstruct or repair the Tower to substantially the same condition as existed before the destruction or damage and upon completion give possession to Licensee of substantially the same space licensed under the affected License. If the Tower is in need of such repair or is so damaged by fire, lightning, windstorm, flood, earthquake, explosion, aircraft or other vehicle damage, collapse or other casualty that reconstruction or repair cannot reasonably be undertaken without dismantling Licensee's Equipment, then Licensor may, upon giving written notice to Licensee, remove any Licensee's Equipment and interrupt the signal activity of Licensee but will use reasonable efforts to have Licensee's Equipment replaced as soon as reasonably possible. Licensee will be afforded the right, at Licensee's sole cost and expense, to install temporary facilities pending repairs, provided such temporary facilities do not interfere in any way with the construction, rebuilding or operation of the Tower. Licensor agrees to provide Licensee alternative space, if available, on the Tower during such reconstruction/repair period. If Licensor elects not to restore the Tower within six months from the date of any casualty, Licensor may, by notice to Licensee, terminate the License Term of the affected License on the date (not more than thirty days thereafter) set forth in such notice. Should Licensor not substantially restore or replace the Tower in a fashion sufficient to allow Licensee to replace Licensee's Equipment thereon within six (6) months of the date of casualty provided that such six month period shall be automatically extended for so long as Licensor has commenced and diligently continues to restore or replace such Tower and Licensee's operation has been materially disrupted for sixty (60) or more consecutive days, then Licensee, upon thirty
(30) days' written notice to Licensor may, at its option, terminate the License Term of the affected License.

         (b) Licensor shall be entitled to terminate the License Term of the affected License if all or any part of to the associated Tower Facility is acquired, transferred, condemned or taken pursuant to any eminent domain proceeding if as a result any of such event, Licensor has determined not to continue to operate the Tower Facility. Irrespective of the form in which recovery may be had by law, all rights to damages or compensation from the applicable governmental authority shall belong to Licensor in all cases. Licensee hereby grants to Licensor all of Licensee's rights to such damages and covenants to deliver such further assignments thereof as Licensor may from time to time request. Nothing contained herein shall be construed to prevent Licensee from prosecuting in any eminent domain proceedings a claim for relocation expenses, provided that such action shall not affect the amount of compensation otherwise recoverable by Licensor from the taking authority.

         (c) The License Fee with respect to the affected Tower Facility shall be abated during any period that the Tower has not been restored following an event described in clauses (a) or (b) above so as to permit Licensee's Equipment to be replaced on the Tower and so long as Licensee is unable to continue to operate from a temporary location at the Tower Facility during any period of restoration.

         (d) Notwithstanding anything to the contrary, this Section 10 shall have no force or effect with respect to a BTS Site under the Services Agreement which is destroyed, damaged or taken prior to the completion of the tower structure. In such event, the provisions of the Services Agreement shall govern.

11.      Surrender.
         ---------

         11.1 General. Upon the expiration or termination of any License, Licensee shall peaceably deliver up and surrender the facilities on which Licensee's Equipment was installed or located.

         11.2 Alterations and Improvements. Upon the termination or expiration of any License, all permanent alterations, installations, changes, replacements, additions or improvements that (a) have been made by Licensee to the related Tower Facilities and (b) cannot be removed without material damage to the remainder of such Tower Facilities, shall, at the Licensor's sole discretion, be deemed a part of such Tower Facilities and the same shall not be removed.

         11.3 Licensee's Property. Upon the termination or expiration of any License and so long as Licensee is not in Default hereunder, Licensee may remove all property owned by Licensee so long as the removal thereof would not cause material damage to property not owned by Licensee and shall repair any damage caused to the Tower Facilities due to the removal of such property at Licensee's expense. Licensee shall remove such property to one foot below grade, and such removal shall be performed by a qualified steeplejack, tower climber or contractor in a workmanlike manner without any interference, damage or destruction to any other equipment, structures or operations of the tower, and without injury or damage to the tower, the surrounding real property or improvements located thereon. If Licensee fails to make such repairs within 10 days after occurrence of any such damage, Licensor may perform the necessary repairs at Licensee's expense. Licensee shall pay Licensor all amounts so invoiced within 10 days after receipt of the invoice. Past due amounts will bear interest at the Past Due Rate from the due date until the date paid. In addition, with respect to any late payment, Licensee shall pay Licensor an Administrative Fee in the amount specified in Section 6.7 to compensate Licensor for the additional administrative costs incurred or anticipated to be incurred by reason of such late payment. If Licensee fails to remove such property within 30 days after the termination or expiration any License, such property shall be deemed abandoned. The Licensor may, at its option, (a) cause any such abandoned property to be removed and stored (including the costs of any repairs required due to such removal) at the expense of Licensee which must be promptly reimbursed to Licensee upon receipt of an invoice(s), b) sell all or any part of such property at public or private sale, without notice to Licensee, and retain the proceeds of such sale and/or (c) declare that title to such property shall be deemed to have passed to Licensor and Licensee shall execute any documents reasonably requested by Licensor to evidence such transfer of interest.

     11.4 Release Documents. Upon the termination or expiration of any License, Licensee shall immediately upon the request and at the expense of Licensor, deliver a release in recordable form of any instruments of record evidencing such License.

12.      Miscellaneous.
         -------------

         12.1     Assignment and Subleasing.
                  -------------------------

                  (a)  In  the  event  Licensor  mortgages,  grants  a  security interest in or otherwise collaterally assigns its interest in this Agreement or in any License, Licensee will execute and deliver to Licensor's lender or other party to whom such interest is granted an Estoppel certificate certifying as to such reasonable matters as are customarily expressed to lenders and a subordination, attornment and non-disturbance agreement pursuant to which any interest Licensee may have in any Tower Facilities by reason of this Agreement or any License is subordinated to a mortgage lien or other security interest granted in favor of Licensor's lenders; provided, Licensee shall only be obligated to enter into any such subordination, attornment and non-disturbance agreement if, pursuant to the terms thereof, the lender agrees not to disturb Licensee's interest in its Equipment and any of the Tower Facilities arising from this Agreement or any License so long as Licensee continues to perform its obligations according to the terms hereof and thereof.

                  (b) Licensee may not assign or transfer (by operation of law or otherwise) this Agreement, any License or its all or any part of its interests therein without the prior written consent of Licensor. Notwithstanding the foregoing and so long as Licensee is not then in Default, Licensee may assign this Agreement or any individual License without Licensor's consent but following no less than five (5) days prior written notice to Licensor, to any of the following: (i) Any Affiliate of Licensee, provided that Licensee shall continue to remain liable to Licensor hereunder; (ii) Any corporation or other entity resulting from the merger or consolidation of Licensee; (iii) Any corporation, partnership, or other entity, or person which acquires all or substantially all of the assets of or fifty percent (50%) or more of the stock or interest in Licensee, provided that such assignee assumes in full the obligations of Licensee under the License. In the event that Licensee requests Licensor's consent to any assignment of any one or more individual License, Licensee shall be required to pay Licensor an Administrative Fee of $500.00 for each consent to assignment requested by Licensee. In no event may Licensee sublet, sublease, grant any form of shared use right or permit any other similar use of any Tower Facility or any portion thereof by or interest therein to any party other than Licensee. Notwithstanding anything to the contrary in this Agreement or in any License, in no event may Licensee diplex or combine signals for itself or others. Upon any request by Licensee to assign any License, Licensor may require the assignee to enter into a new license agreement directly with Licensor so long as the License Fee, Annual Escalator and length and commencement of each affected License Term is not altered by such replacement license agreement.

                  (c) Except as otherwise provided herein and in Section 12.1(a), Licensor may not assign this Agreement or any License or any interest therein without the prior written approval of Licensee, which approval shall not be unreasonably withheld, conditioned or delayed so long as any such assignee agrees in writing to assume Licensor's obligations hereunder and has a financial position, as measured by reference to such assignee's net worth, operating results, and working capital to establish that such party has the financial wherewithal to perform its obligations under such License or this Agreement, as applicable. Notwithstanding the foregoing and so long as Licensor is not then in Default, Licensor may assign this Agreement or any individual License or interest therein without Licensee's prior written consent to any of the following: (i) Any Affiliate of Licensor, provided that Licensor shall continue to remain liable to Licensee hereunder; (ii) Any corporation or other entity resulting from the merger or consolidation of Licensor; (iii) Any corporation, partnership, or other entity, or person which acquires all or substantially all of the assets of or fifty percent (50%) or more of the stock or interest in Licensor, provided that such assignee assumes in full the obligations of Licensor under the License.

         12.2     Defaults.
                  --------

                  (a) Licensee and Licensor shall have ten (10) days after receipt of written notice to cure any monetary Licensor Default or Licensee Default, respectively, and thirty (30) days after receipt of written notice to cure any non-monetary Licensor Default or Licensee Default, respectively; provided however, that if any non-monetary Licensor Default or Licensee Default is not capable of being cured within the requisite period of time, then so long as the party charged with the default has diligently pursued such cure of the default within the prescribed period, the party shall be given the necessary time to cure the default. If subsequent to the foregoing requisite periods of time, there continues to be an event of Licensor Default or Licensee Default, the non-defaulting party may, upon thirty (30) days written notice to the other party, terminate this Agreement with respect to the applicable License and institute any other proceedings at law or in equity to recover damages from the other party. The cure periods set forth in this Section 12(a) shall not be applicable with respect to any breach of Licensor or Licensee's right or obligations pursuant to Section 8.7.

                  (b) Upon the occurrence of any Licensee Default which is not cured in accordance with Section 12.2(a), Licensor may (i) enter upon the affected Licensed Space(s) without being liable for prosecution or any claims of Damages of such entry, and do whatever Licensee is obligated to do under the terms of this Agreement or any individual License to correct the Default, (ii) remove and store Licensee's Equipment from the Licensed Space at the expense of Licensee which Equipment shall not be returned or released to Licensee until the default has been cured, or (iii) disconnect Licensee's Equipment. Licensee agrees to reimburse Licensor on demand for any expenses that Licensor may incur in effecting compliance with Licensee's obligations under this Agreement or any License in this manner, and Licensee further agrees that Licensor shall not be liable for any Damages resulting from such action. No action by Licensor pursuant to this Section 12.2(b) shall be construed as an election on Licensor's part to terminate this Agreement or any individual License, unless a written notice of such intention is given to Licensee.

         12.3 Force Majeure. Neither party shall assume responsibility for any losses or damages caused by acts of God, including, but not limited to, wind, lightning, rain, ice, earthquake, floods, or rising water, or by aircraft or vehicle damage. In the event that Licensor shall be delayed, hindered in or prevented from the performance of any act required hereunder by reason of acts of God (including, but not limited to, wind, lightning, rain, ice, earthquake, flood or rising water), aircraft or vehicle damage or other casualty, unforeseen soil conditions, acts of third parties who are not employees of Licensor, strikes, lock-outs, labor troubles, inability to procure material, failure of power, governmental actions or inaction (including but not limited to those related to zoning approvals, permits or related appeals), laws or regulations, riots, insurrection, war or other reasons beyond its control, or any delay caused by the acts or omissions of Licensee, then the performance of such act shall be excused for the period of delay and the period for performance of any such act shall be extended for a period equivalent to the period required to perform as a result of such delay.

         12.4  Entire  Agreement;  Prior  Agreements.  This  Agreement  and  the
appendices, exhibits form of Schedules and Licenses that may be executed from time to time by the parties with respect to specific Tower Facilities constitute the entire agreement between the parties pertaining to the subject matter hereof within the United States and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties with respect to the subject matter herein. The parties hereto also expressly acknowledge that any and all other existing master license agreements or master lease agreements (or similar Agreements but not any individual site agreements) between the parties and their Affiliates, if any, ("Prior Agreements") are hereby terminated in their entirety (notwithstanding their terms and conditions to the contrary) effective as of the date of this Agreement except with respect to, and only to the extent of, any individual schedule or license executed under such Prior Agreements prior to the date of this Agreement. Further, in the event that Licensor or Licensee or any of their Affiliates assumes or acquires (by reason of merger, transfer of control, or assignment) any interest in any additional Prior Agreements during the Term hereof, all such assumed or acquired Prior Agreements (whether executed by the initial parties before or after the execution of this Agreement) shall be automatically terminated in their entirety (notwithstanding their terms and conditions to the contrary) effective upon such assignment or acquisition by Licensor or Licensee, or their respective Affiliates, as applicable, except with respect to, and only to the extent of, any individual schedule or license executed under such Prior Agreements prior to the date of such automatic termination.

         12.5 Notices. All notices, consents, approvals, and other communications given to either party under this Agreement shall be in writing to such party at the address set forth for such party as its Notice Address in the applicable License or at such other address as such party shall designate by notice to the other party hereto in accordance with this Section 12.5 and may be delivered personally (including delivery by private courier services, including overnight courier delivery) or by confirmed telecopy followed by first-class United States mail, postage prepaid, registered or certified mail with return receipt requested, to the party entitled thereto, and shall be deemed to be duly given or made when deposited with the applicable carrier or courier. In the event that conflicting Notice Addresses appear in the Schedules, the most recent Schedule shall control.

         12.6 Choice of Law. This Agreement shall be construed and interpreted and the rights of the parties determined in accordance with the internal laws of the State of New York. Each individual License shall be construed and interpreted and the rights of the parties determined in accordance with the internal laws in the state in which the Tower Facility is located, provided that in the event that more than one License is involved in the dispute or controversy the laws of the State of New York shall govern.

         12.7     Disclaimers, Amendments, and Waivers.
                  ------------------------------------

                  (a) No endorsement or statement on any check or letter accompanying a check for payment of fee or other amount shall be deemed an accord and satisfaction, and Licensor may accept such check or payment without prejudice to Licensor's right to recover the balance of such fee or other payment or to pursue any other remedy provided in this Agreement. No payment by Licensee or receipt by Licensor of a lesser amount than the periodic installment(s) of the License Fee shall be deemed to apply to any amount other than the earliest then outstanding payment due hereunder.

                  (b) LICENSEE ACKNOWLEDGES THAT THE LICENSOR HAS NOT MADE ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED OR AT COMMON LAW, BY STATUTE, OR OTHERWISE RELATING TO ANY TOWER FACILITIES INCLUDING, WITHOUT LIMITATION, THE CONDITION OF ANY TOWER FACILITIES (INCLUDING, WITHOUT LIMITATION, ANY IMPLIED OR EXPRESSED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, ENVIRONMENTAL CONDITION, OR GEOLOGIC CONDITION). IN FURTHERANCE OF THE FOREGOING, THE LICENSOR EXPRESSLY DISCLAIMS AND NEGATES, AND LICENSEE HEREBY WAIVES (I) ANY IMPLIED OR EXPRESSED WARRANTY OF MERCHANTABILITY, (II) ANY IMPLIED OR EXPRESSED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (III) ANY IMPLIED OR EXPRESSED WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (IV) ANY CLAIM FOR DAMAGES BECAUSE OF ANY LATENT OR PATENT DEFECTS OR OTHER DEFECTS, WHETHER KNOWN OR UNKNOWN AND (V) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW. IT IS THE EXPRESS INTENTION OF THE PARTIES HERETO THAT ALL TOWER FACILITIES BE LICENSED ON AN AS IS, WHERE IS BASIS. THE PARTIES HERETO AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS SECTION ARE CONSPICUOUS DISCLAIMERS.

                  (c) No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless expressly agreed to in writing by the affected party.

         12.8 Brokerage Fees. Each of Licensor and Licensee represent and warrant to the other that no broker was involved for such representing person in connection with this transaction and each of Licensor and Licensee agrees to indemnify and hold the other harmless from and against the claims of any broker acting on behalf of the indemnifying party in connection with this transaction.

         12.9 Quiet Enjoyment. The Licensor covenants and agrees that, upon Licensee's paying the License Fee and observing and performing all of the terms, covenants and conditions on Licensee's part to be observed and performed under this Agreement (including any License), Licensee shall peacefully and quietly enjoy the Tower Facilities covered by each License during the applicable License Term.

         12.10 References. Any reference herein to a Section shall be deemed to refer to the applicable Section of this Agreement unless otherwise expressly stated herein. Any reference to an Appendix shall be deemed to refer to the applicable Appendix attached hereto, all such Appendices being incorporated herein and made a part hereof by this reference. Any reference to a Schedule shall be deemed to refer to any form of Schedule attached hereto from time to time or any License signed by Licensor and Licensee and, when so signed, shall be incorporated herein and made a part hereof by this reference.

         12.11 No Third Party  Beneficiaries.  Except as  otherwise  provided in
Section 8.7 or the applicable License, this Agreement is solely for the benefit of the parties hereto, their successors and assigns permitted under this Agreement and the indemnified parties under Sections 9.1 and 9.2, and no provisions of this Agreement shall be deemed to confer upon any other Person any remedy, claim, liability, reimbursement, cause of action or other right.

         12.12 Recordation of Memorandum. At Licensee's request and expense (including all reasonable expenses incurred by Licensor hereunder), Licensor agrees to execute a memorandum of agreement for a particular License in a form acceptable to Licensor, so long as such recordation is not otherwise restricted or prohibited by the applicable Ground Lease. Licensee agrees to provide Licensor with a certified copy of any such memorandum within five (5) Business Days following any recordation of such memorandum.

         12.13 Limited Relationship. Nothing contained in this Agreement shall be deemed or construed by the parties hereto or by any third Person to create the relationship of principal and agent, partnership, joint venture or any association between Licensor and Licensee other than contracting parties.

     12. 14 Applicable Standard. Any approval, consent, decision or election to be made or given by a party hereunder may be made or given in such party's sole judgment and discretion, unless a different standard (such as reasonableness or good faith) is provided for explicitly.

     12.15 Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         12.16    Intentionally omitted.

         12.17 Interpretation. Each of the parties has agreed to the use of the particular language of the provisions of this Agreement, and any questions of doubtful interpretation shall not be resolved by any rule or interpretation against the draftsman, but rather in accordance with the fair meaning thereof, having due regard to the benefits and rights intended to be conferred upon the parties hereto and the limitations and restrictions upon such rights and benefits intended to be provided.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the 25th day of May, 2000 (the "Effective Date").


LICENSOR:
AMERICAN TOWER, L.P.
By:  ATC GP, Inc. (its sole General Partner)


By:
    ----------------------------------------------------------
Name:
Title:


LICENSEE:
U.S. WIRELESS CORPORATION


By:       ___________________________________
Name: Title: